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                                   EXHIBIT 12

                             THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

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                                                                  Reorganized Company             Predecessor Company
                                                                    One Month Ended    Eight Months Ended     Nine Months Ended
                                                                  September 30, 2001     August 31, 2001     September 30, 2000
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
(Loss) income from continuing operations before income
  taxes                                                               $(849,633)            $(654,274)            $ 53,841

Add fixed charges:
  Interest expense                                                       47,734               436,445              454,421
  One-third of rentals                                                      285                 2,882                3,335
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    Total fixed charges                                                  48,019               439,327              457,756
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(Loss) income from continuing operations as adjusted                  $(801,614)            $(214,947)            $511,597
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Ratio of (loss) income from continuing operations to fixed
  charges                                                                (16.69)                (0.49)                1.12
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Preferred stock dividend on a pre-tax basis                                                     3,074                4,770
Total fixed charges and preferred stock dividends                     $  48,019             $ 442,401             $462,526
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Ratio of (loss) income from continuing operations to fixed
  charges and preferred stock dividends                                  (16.69)                (0.49)                1.11
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